Exhibit 10.8

CYXTERA TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Cyxtera Technologies, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non- Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non- Employee Director. This Program shall become effective on the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 21, 2021 (as may be amended from time to time), by and among Starboard Value Acquisition Corp., the Company and certain other parties thereto (the “Effective Date”).

I.CASH COMPENSATION

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$60,000
Lead Director of the Board	$25,000
Non-Executive Chair of the Board	$60,000
Chair of Audit Committee	$25,000
Chair of Compensation Committee	$20,000
Chair of Nominating and Corporate Governance Committee	$15,000
Member of Audit Committee (non-Chair)	$12,500
Member of Compensation Committee (non- Chair)	$10,000

Position	Amount
Member of Nominating and Corporate Governance Committee (non-Chair)	$7,500

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. Beginning in the 2022 calendar year, the Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non- Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. Notwithstanding the foregoing, for the 2021 calendar year, the Annual Retainers will not be payable in cash and shall instead be paid in the form of the Initial Award, as described below.

II.EQUITY COMPENSATION

Each Non-Employee Director shall be granted Restricted Stock Units (as defined in the Company’s 2021 Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (as it may be amended and/or restated from time to time, the “Equity Plan”)) as set forth in this Program. The Restricted Stock Units shall be granted under and subject to the terms and provisions of the Equity Plan and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

A.Initial Restricted Stock Unit Award. Effective as of the date of the effectiveness of a registration of the Company’s shares of Class A Common Stock, $0.0001 par value per share (“Common Stock”) on a Form S-8 (the “S-8 Registration Date”), each Non-Employee Director serving on the Board as of the S-8 Registration Date who was also serving on the Board on the Effective Date will automatically be granted a number of Restricted Stock Units determined by dividing the Annual Retainer that such Non-Employee Director would have received in respect of calendar year 2021 (pro-rated for the portion of the 2021 calendar year that occurs after the Effective Date) divided by the Fair Market Value (as defined in the Equity Plan) of a share of the Common Stock on the Effective Date (the “Initial Award”).

B.Annual Restricted Stock Unit Award. On the date of each annual stockholder meeting of the Company held after the Effective Date (an “Annual Meeting”), each Non- Employee Director who continues to serve as a Non-Employee Director immediately following such Annual Meeting will be automatically granted a number of Restricted Stock Units on the date of such Annual Meeting determined by dividing $200,000 by the Fair Market Value of a share of Common Stock on the date of the Annual Meeting (with any partial shares that result being rounded up to the nearest whole share) (the “Annual Award”).

C.Terms of Restricted Stock Units Granted to Non-Employee Directors.

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1.Vesting. Each Initial Award and Annual Award shall vest in a single installment on the first anniversary of the date of grant, in either case, subject to the Non- Employee Director continuing in service as a Non-Employee Director through such vesting date.

2.Forfeiture. Unless the Board otherwise determines, any portion of an Initial Award or Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Initial Awards and Annual Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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